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Offer To Purchase For Cash

All Outstanding Shares of Common Stock
(Together with Associated Preferred Stock Purchase Rights)
at
$15.35 Net per Share
and
All Outstanding Shares of Series D Convertible Preferred Stock
at
$15.35 Net per Share Multiplied by the
Number of Shares of Common Stock Issuable upon Conversion
of a Share of Series D Convertible Preferred Stock
and
All Outstanding Six-Year Warrants to Purchase Shares of Common Stock
expiring in 2007 and having an exercise price of $8.00 per Share at
$7.35 Net per Share of Common Stock purchasable pursuant to such Warrants of
i-STAT CORPORATION
by
Senator Acquisition Corporation

a wholly owned subsidiary of
ABBOTT LABORATORIES

          The Offer and withdrawal rights will expire at 12:00 Midnight, New York
  City Time, on Tuesday, January 27, 2004, unless the Offer is extended.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of
December 12, 2003 (the "Merger Agreement"), by and among Abbott Laboratories ("Abbott"), Senator Acquisition Corporation (the "Purchaser") and i-STAT Corporation (the "Company") and relates to all outstanding shares of common stock, par value $.15 per share, of the Company, together with the associated preferred stock purchase rights issued pursuant to the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and Wachovia Bank, N.A., as successor to First Fidelity Bank, National Association, as rights agent (the "Common Shares"), all outstanding shares of Series D Convertible Preferred Stock, par value $.10 per share, of the Company (the "Series D Shares," and together with the Common Shares, the "Shares") and all outstanding six-year warrants to purchase Common Shares of the Company expiring in 2007 and having an exercise price of $8.00 per Common Share (the "Warrants," and together with the Common Shares and the Series D Shares, the "Securities").

        The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders and (iii) recommends that the holders of the Common Shares and the Series D Shares accept the Offer and tender their Common Shares and Series D Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Securities, that, together with all Common Shares beneficially owned by Abbott or the Purchaser, represents at least a majority in voting power of the total outstanding voting securities of the Company on a fully diluted basis, and (ii) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Securities tendered pursuant to the Offer, having been obtained or made prior to the expiration of the Offer. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

IMPORTANT

        Any securityholder of the Company wishing to tender Securities in the Offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Securities tendered or, in the case of Common Shares only, follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Securities" or (ii) request such securityholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the securityholder. A securityholder whose Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such securityholder wishes to tender such Securities.

        Any securityholder of the Company who wishes to tender Securities and cannot deliver certificates representing such Securities and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Securities pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Securities."

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Securityholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

December 29, 2003

TABLE OF CONTENTS

SUMMARY TERM SHEET		S-1
INTRODUCTION		1
1.	Terms of the Offer	3
2.	Acceptance for Payment and Payment for Securities	5
3.	Procedures for Accepting the Offer and Tendering Securities	6
4.	Withdrawal Rights	10
5.	Certain United States Federal Income Tax Consequences	11
6.	Price Range of Common Shares; Dividends	12
7.	Certain Information Concerning the Company	13
8.	Certain Information Concerning Abbott and the Purchaser	13
9.	Source and Amount of Funds	15
10.	Background of the Offer; Past Contacts or Negotiations with the Company	15
11.	The Transaction Documents	17
12.	Purpose of the Offer; Plans for the Company	30
13.	Certain Effects of the Offer	32
14.	Dividends and Distributions	33
15.	Certain Conditions of the Offer	33
16.	Certain Legal Matters; Regulatory Approvals	35
17.	Fees and Expenses	37
18.	Miscellaneous	37
SCHEDULE I		I-1

SUMMARY TERM SHEET

        Senator Acquisition Corporation, a wholly owned subsidiary of Abbott Laboratories, is offering to purchase:

    •
    all of the outstanding shares of common stock, together with the associated preferred stock purchase rights (which together we refer to as the "common shares"), of i-STAT Corporation at a price of $15.35 per common share;

    •
    all of the outstanding shares of Series D Convertible Preferred Stock of i-STAT Corporation in an amount per share equal to $15.35 multiplied by the number of common shares issuable upon conversion of a share of Series D Convertible Preferred Stock as of the final expiration of the offer; and

    •
    all of the outstanding six-year warrants to purchase common shares of i-STAT expiring in 2007 and having an exercise price of $8.00 per common share at a price of $7.35 per common share purchasable pursuant to each such warrant, in each case net to the seller in cash. The following are answers to some of the questions you, as a securityholder of i-STAT, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        We are Senator Acquisition Corporation, a Delaware corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Abbott and the Purchaser."

What are the classes and amounts of securities sought in the offer?

        We are seeking to purchase all of the outstanding shares of common stock of i-STAT, together with the associated preferred stock purchase rights issued pursuant to the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and Wachovia Bank, N.A., as successor to First Fidelity Bank, National Association, as rights agent. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

        We are also seeking to purchase all of the outstanding shares of Series D Convertible Preferred Stock of i-STAT and all outstanding six-year warrants to purchase common shares of i-STAT expiring in 2007 and having an exercise price of $8.00 per common share. The Series D shares vote together with the common shares as a single class, on an as-converted basis. We refer to the warrants and the common shares and the Series D shares together in this summary as the "securities."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $15.35 per common share, net to you in cash without interest. For each Series D share, we are offering to pay $15.35 multiplied by the number of common shares issuable upon conversion of a Series D share as of the final expiration of the offer. Assuming that the final expiration of the Offer occurs on January 27, 2004, the holders of Series D shares will be entitled to receive $2,258.11 in cash without interest per Series D share. For each warrant subject to the offer, we are offering to pay $7.35 per common share purchasable pursuant to such warrant, net in cash without interest. If you are the record owner of your securities and you directly tender your securities to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your securities through a broker or other nominee, and your broker tenders your securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Instruction 8 of the letter of transmittal.

Do you have the financial resources to make payment?

        Yes. Abbott, our parent company, will provide us with sufficient funds to purchase all securities properly tendered in the offer and will provide funding for our merger with i-STAT, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned upon any financing arrangements. Abbott expects to obtain the necessary funds from cash on hand and its other working capital resources. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my securities in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender securities and accept the offer because:

    •
    we are offering to purchase the securities solely for cash;

    •
    we, through our parent company, Abbott, have sufficient funds available to purchase all securities successfully tendered in the offer;

    •
    the offer is not subject to any financing condition; and

    •
    if we consummate the offer, we will acquire all remaining securities for the same cash price in the merger.

See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my securities in the offer?

        You will have at least until 12:00 midnight, New York City time, on Tuesday, January 27, 2004, to tender your securities in the offer. Furthermore, if you are a holder of Common Shares, if you cannot deliver everything required to make a valid tender of your Common Shares by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1—"Terms of the Offer" and 3—"Procedures for Accepting the Offer and Tendering Securities."

Can the offer be extended and under what circumstances?

        Yes. We have agreed in the merger agreement that:

    •
    We must extend the offer until February 10, 2004 if on January 27, 2004 the minimum tender condition (as defined below) has not been satisfied;

    •
    We may extend the offer beyond February 10, 2004 for successive extension periods not exceeding 20 business days in the case of any single extension period (1) if, at that date or any subsequent expiration date, any of the conditions to our obligation to purchase the securities are not satisfied or (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof or

      The Nasdaq National Market applicable to the offer; provided, however, that the expiration date may not be extended in any event beyond March 31, 2004; and

    •
    We may extend the offer for a further period of time not to exceed 20 business days by means of a "subsequent offering period" for the offer. A subsequent offering period, if one is included, would be an additional period of not less than three and no more than twenty business days beginning after we have purchased securities tendered during the offer, during which time stockholders may tender, but not withdraw, their securities and receive the offer consideration.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the offer.

How will I be notified if the offer is extended?

        If we extend the offer, we will inform EquiServe Trust Company, N.A., the depositary for the offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the offer?

  •
  We are not obligated to purchase any securities that are tendered pursuant to the offer unless the number of securities tendered and not withdrawn before the expiration date of the offer, together with any common shares we and Abbott own, represents at least a majority in voting power of the then outstanding securities on a fully diluted basis. We call this condition the "minimum tender condition." See Section 11—"The Transaction Documents."

  •
  We are not obligated to purchase securities that are validly tendered if, among other things, the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended has not expired or been terminated or any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all securities tendered pursuant to the offer, have not been obtained or made prior to the expiration of the offer.

        The offer is also subject to a number of other important conditions. We can waive some of these conditions without i-STAT's consent. We cannot, however, waive the minimum tender condition. See Section 15—"Certain Conditions of the Offer."

How do I tender my securities?

        To tender your securities, you must deliver the certificates representing your securities, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to EquiServe Trust Company, N.A., the depositary for the offer, prior to the expiration of the tender offer. If your common shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. In the case of common shares, if you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Securities."

How do I withdraw previously tendered securities?

        To withdraw previously tendered securities, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw securities. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your securities. See Section 4—"Withdrawal Rights."

Until what time may I withdraw previously tendered securities?

        You may withdraw your previously tendered securities at any time until the offer has expired and, if we have not agreed to accept your securities for payment by February 27, 2004, you can withdraw them after that time until we accept the securities for payment. This right to withdraw will not apply to securities tendered in any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights."

What does the i-STAT Board of Directors think of the offer?

        We are making the offer pursuant to the merger agreement approved by the board of directors of i-STAT. The board of directors of i-STAT unanimously (1) approved, adopted and declared advisable the merger agreement and the transactions described in the merger agreement, (2) determined that the terms of the offer, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of i-STAT and its stockholders and (3) recommends that the holders of i-STAT's common shares and Series D shares accept the offer and tender their common shares and Series D shares pursuant to the offer. A more complete description of the i-STAT board's reasons for approving the offer and the merger is set forth in i-STAT's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Have any securityholders previously agreed to tender their securities?

        Yes. Certain securityholders of i-STAT who beneficially own in the aggregate approximately 29.6% of i-STAT's total outstanding common shares on a fully diluted basis (calculated without regard to restrictions on beneficial ownership) have agreed to tender their securities in the offer. See the "Introduction" to this Offer to Purchase and Section 11—"The Transaction Documents."

Will the tender offer be followed by a merger if all of the i-STAT securities are not tendered in the offer?

        Yes. If we accept for payment and pay for securities that, together with all common shares beneficially owned by Abbott or by us, represent at least a majority in voting power of the total outstanding voting securities of i-STAT on a fully diluted basis, we will be merged with and into i-STAT. If that merger takes place, Abbott will own all of the common shares and Series D shares of i-STAT and:

  •
  all remaining holders of i-STAT common shares (other than i-STAT or any of its subsidiaries, Abbott or us and other than stockholders properly exercising dissenters' rights) will receive $15.35 per share in cash without interest for the common shares, or any higher price per share that is paid in the offer; and

  •
  all remaining holders of i-STAT Series D shares (other than i-STAT or any of its subsidiaries, Abbott or us and other than stockholders properly exercising dissenters' rights) will be entitled to receive, at their option, an amount in cash without interest per Series D Share equal to (i) $1,000 plus all accrued and/or declared and unpaid dividends or (ii) $15.35 multiplied by the number of common shares issuable upon conversion of one Series D share immediately prior to the effective time of the merger. Assuming that the effective time of the merger occurs no later than March 31, 2004, holders of Series D shares will be entitled to receive an amount in cash of up to $2,303.28 per Series D share.

See the "Introduction" to this Offer to Purchase.

        If the merger takes place, holders of six-year warrants not tendering in the offer will be entitled to receive, upon exercise of their warrants, $7.35 net in cash without interest for each common share previously issuable pursuant to their warrants.

Are appraisal rights available in either the offer or the merger?

        No appraisal rights are available in connection with the offer. After the offer, appraisal rights will be available to holders of common shares and Series D shares who do not vote in favor of the merger, subject to and in accordance with Delaware law. A holder of common shares or Series D shares must properly perfect its right to seek an appraisal under Delaware law in connection with the merger in order to exercise appraisal rights provided under Delaware law. Appraisal rights will not be available with respect to the warrants. See Section 12—"Purpose of the Offer; Plans for the Company."

Will i-STAT continue as a public company?

        Following the purchase of securities in the offer, we expect to consummate the merger. If the merger takes place, i-STAT no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered securities, there may be so few remaining securityholders and publicly held common shares that i-STAT common shares will no longer be eligible to be traded through The Nasdaq National Market or other securities exchanges, there may not be an active public trading market for i-STAT common shares and i-STAT may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

What is the market value of my securities as of a recent date?

        On December 12, 2003, the last trading day before we announced the tender offer, the last sale price of i-STAT common stock reported on The Nasdaq National Market was $12.87 per share. On December 26, 2003, the last trading day before we commenced the tender offer, the last sale price of i-STAT common stock reported on The Nasdaq National Market was $15.27. See Section 6—"Price Range of Common Shares; Dividends." Neither the Series D shares nor the warrants are publicly traded. We encourage you to obtain a recent quotation for common shares of i-STAT common stock in deciding whether to tender your securities.

Who should I call if I have questions about the tender offer?

        You may call Georgeson Shareholder Communications Inc. at (866) 257-5448 (toll free) or Goldman, Sachs & Co. at (800) 323-5678 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent and Goldman, Sachs & Co. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock, Series D Convertible Preferred Stock and Warrants of i-STAT Corporation:

INTRODUCTION

        Senator Acquisition Corporation, a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), hereby offers to purchase (i) all outstanding shares of common stock, par value $.15 per share, of i-STAT Corporation, a Delaware corporation (the "Company") together with the associated preferred stock purchase rights issued pursuant to the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and Wachovia Bank, N.A., as successor to First Fidelity Bank, National Association, as rights agent (the "Common Shares"), at a price of $15.35 per Common Share (the "Offer Price"), (ii) all outstanding shares of Series D Convertible Preferred Stock of the Company (the "Series D Shares") at a price per Series D Share of $15.35 multiplied by the number of Common Shares issuable upon conversion of a Series D Share as of the final expiration of the Offer (as defined below) (the "Series D Offer Price"), and (iii) all outstanding six-year warrants to purchase Common Shares expiring in 2007 and having an exercise price of $8.00 per Common Share ("Warrants") at a price of $7.35 per Common Share purchasable pursuant to such Warrants (the "Warrant Offer Price"), in each case net to the seller in cash without interest upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Assuming that the final expiration of the Offer occurs on January 27, 2004, the Series D Offer Price will be $2,258.11.

        We refer to the Common Shares and the Series D Shares together in this Offer to Purchase as the "Shares." We refer to the Shares and the Warrants together in this document as the "Securities."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of
December 12, 2003 (the "Merger Agreement"), by and among Abbott, the Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), which will be wholly owned by Abbott. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) each outstanding Common Share (other than Common Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Abbott or the Purchaser and other than Common Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under Delaware law), will be converted into the right to receive $15.35 per Common Share in cash without interest, or any higher price per Common Share paid pursuant to the Offer, without interest thereon (the "Common Merger Consideration"), and (ii) each Series D Share issued and outstanding immediately prior to the Effective Time (other than Series D Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Abbott or the Purchaser and other than Series D Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under Delaware law), will be converted into the right to receive, at the option of the holder thereof, an amount in cash without interest equal to (i) $1,000 plus all accrued and/or declared and unpaid dividends or (ii) $15.35 multiplied by the number of Common Shares issuable upon conversion of the Series D Shares immediately prior to the Effective Time (the "Series D Merger Consideration"). Assuming that the Effective Time occurs no later than March 31, 2004, the Series D Merger Consideration will be an amount in cash of up to $2,303.28 per Series D Share. The Merger Agreement is more fully described in Section 11—"The Transaction Documents." Following the Merger, holders of Warrants who did not tender their Warrants in the Offer will be entitled to receive, upon exercise of their Warrants, $7.35 net in cash without interest for each Common Share previously issuable pursuant to their Warrants.

        Tendering securityholders who are record owners of their Securities and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Securities by the Purchaser pursuant to the Offer. Stockholders who hold their Common Shares through a broker or bank should consult such institution as to whether it charges any service fees. Abbott or the Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as dealer manager ("Goldman" or the "Dealer Manager"), EquiServe Trust Company, N.A., as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        The Board of Directors of the Company (the "Company Board") unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders and (iii) recommends that holders of the Common Shares and the Series D Shares accept the Offer and tender their Common Shares and Series D Shares pursuant to the Offer. A more complete description of the Company Board's reasons for approving the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to the securityholders of the Company with this Offer to Purchase.

        Credit Suisse First Boston LLC ("CSFB") (the Company's financial advisor) and The Delaware Bay Company, Inc. ("Delaware Bay") have delivered to the Company Board their written opinions, each dated December 11, 2003, to the effect that, as of such date and based upon and subject to certain considerations and assumptions stated therein, the offer price of $15.35 per Common Share in cash is fair, from a financial point of view, to the holders of Common Shares (other than Abbott and its affiliates). Copies of the written opinions of CSFB and Delaware Bay setting forth, among other things, the procedures followed, the matters considered, the assumptions made and the limitations of the reviews conducted by CSFB and Delaware Bay in rendering their opinions, are included as annexes to the Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to securityholders with this Offer to Purchase. Securityholders are urged to read the full text of each opinion carefully and in its entirety.

        The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Securities that, together with all Common Shares then beneficially owned by Abbott or the Purchaser, represents at least a majority in voting power of the then outstanding voting securities on a fully diluted basis (the "Minimum Tender Condition") and (ii) the waiting period (and any extension thereof) applicable to the purchase of Securities pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated, and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Securities tendered pursuant to the Offer having been obtained or made prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions. See Section 15—"Certain Conditions of the Offer."

        For purposes of the Offer, "on a fully diluted basis" means all outstanding securities entitled generally to vote in the election of directors of the Company, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities. The Company has advised Abbott and the Purchaser that, as of December 22, 2003, there were (i) 20,305,652 Common Shares issued and outstanding; (ii) 30,000 Series D Shares issued and outstanding; (iii) 3,626,164 Common Shares subject to stock options, with an exercise price less than the Offer Price, such options have a weighted average exercise price of $6.91 per Common Share; and (iv) 1,875,357.5 Common Shares subject to outstanding Warrants, each with an exercise price of $8.00 per Common Share.

        The Offer will expire at midnight, New York City time, on Tuesday, January 27, 2004, unless the Offer is extended, in which case the expiration date will be the latest time and date on which the Offer, as extended, expires.

        Abbott is the beneficial owner of 2,000,000 Common Shares, representing approximately 6.6% of the total outstanding Common Shares on a fully diluted basis (but with respect to options, only after giving effect to the exercise of options with an exercise price less than the Offer Price). In addition, Abbott may be deemed to be the beneficial owner of 8,932,041 Common Shares (calculated without regard to restrictions on beneficial ownership) by virtue of its rights under Tender Agreements entered into with the following stockholders of the Company: Bruce F. Basarab, J. Robert Buchanan, Sam H. Eletr, Daniel R. Frank, William P. Moffitt, Lorin J. Randall, Lionel N. Sterling, Anne M. VanLent, Michael P. Zelin, and Cerberus Capital Management, L.P. and certain of its affiliates ("Cerberus") (collectively, the "Principal Stockholders"). Accordingly, Abbott may be deemed to be the beneficial owner of an aggregate of 10,932,041 Common Shares (calculated without regard to restrictions on beneficial ownership), representing approximately 36.2% of the total outstanding Common Shares on a fully diluted basis. (but with respect to options, only after giving effect to the exercise of options with an exercise price less than the Offer Price).

        The Tender Agreements, each dated as of December 12, 2003 and executed concurrently with the Merger Agreement (the "Tender Agreements"), require the Principal Stockholders to tender their respective Securities and vote all of their respective Securities in favor of the Merger and against any alternative acquisition proposal. In addition, each Principal Stockholder has granted Abbott a proxy, to vote that Principal Stockholder's Securities, that is exercisable under certain circumstances and has agreed not to sell or transfer the Securities (except in the Offer) prior to the Expiration Date. The Tender Agreements are more fully described in Section 11—"The Transaction Documents."

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Common Shares and Series D Shares, voting together as a single class. If the Minimum Tender Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the expiration of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Abbott and the Purchaser have agreed to vote their Securities in favor of the approval and adoption of the Merger Agreement. See Section 11—"The Transaction Documents."

        No appraisal rights are available in connection with the Offer. Stockholders may have appraisal rights in connection with the Merger if they comply with applicable Delaware state law and do not vote such Shares in favor of the Merger, if such a vote is required, and if they otherwise comply with the requirements of Delaware state law regarding the perfection of appraisal rights. See Section 12—"Purpose of the Offer; Plans for the Company."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Securities validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 27, 2004, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions set forth in Section 15—"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to accept for payment and pay for Securities pursuant to the Offer (other than the Minimum Tender Condition).

        The Purchaser has agreed that, without the prior consent of the Company, it will not make any change to the Offer that (i) reduces the number of Securities subject to the Offer, (ii) reduces the Offer Price, the Series D Offer Price or the Warrant Offer Price, (iii) modifies or adds to the conditions set forth in Section 15—"Certain Conditions of the Offer," (iv) except as otherwise provided in the Merger Agreement, extends the Offer or (v) changes the form of consideration payable in the Offer. In any event, the Tender Agreements will terminate if the Merger Agreement is amended without the consent of the Principal Stockholders.

        The Merger Agreement provides that the Purchaser must extend the Offer beyond the initial Expiration Date for a ten business day period if the Minimum Tender Condition is not satisfied. After the initial Expiration Date, the Purchaser may, without the consent of the Company and in its sole discretion, extend the Offer for successive extension periods, up until March 31, 2004, not exceeding 20 business days in the case of any single extension period (i) if at the scheduled Expiration Date, any of the conditions to the Purchaser's obligation to purchase Securities are not satisfied, until such time as those conditions are satisfied or waived, and (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or The Nasdaq National Market applicable to the Offer.

        The Merger Agreement also provides that the Purchaser may, without the consent of the Company, extend the Offer after acceptance for payment of Securities by means of a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to twenty business days in length, beginning after the Purchaser purchases Securities tendered in the Offer, during which time securityholders may tender and receive payment for, but not withdraw, their Securities. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Securities tendered during the Offer prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Securities tendered and accepted in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Securities as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have not been satisfied or (ii) to waive any condition to the Offer (other than the Minimum Tender Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

        The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to securityholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering securityholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Securities that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the change. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if a material change is made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Securities being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to securityholders, the Offer will be extended at least until the expiration of such tenth business day. As used in this Offer to Purchase, a "business day" means any day, other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

        The Company has provided the Purchaser with the Company's securityholder list and security position listings for the purpose of disseminating the Offer to holders of Securities. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities whose names appear on the Company's securityholder list and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.    Acceptance for Payment and Payment for Securities.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," the Purchaser will accept for payment and will pay for all Securities validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Securities in order to comply in whole or in part with any applicable law including, without limitation, the HSR Act and any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 16—"Certain Legal Matters; Regulatory Approvals." If the Purchaser decides to include a Subsequent Offering Period, the Purchaser will accept for payment and promptly pay for all validly tendered Securities as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer."

        In all cases (including during any Subsequent Offering Period), payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Securities (the "Security Certificates") or, if applicable, confirmation of a book-entry transfer of such Securities (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Securities," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when Security Certificates or Book-Entry Confirmations with respect to Securities are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the applicable offer price for such Securities with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering securityholders whose Securities have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering securityholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Security Certificates are submitted evidencing more Securities than are tendered, Security Certificates evidencing unpurchased Securities will be returned, without expense to the tendering securityholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Securities," such Common Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.    Procedures for Accepting the Offer and Tendering Securities.

        Valid Tenders.    In order for a securityholder validly to tender Securities pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the

Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Security Certificates evidencing tendered Securities must be received by the Depositary at such address or (B) such Securities must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering securityholder must comply with the guaranteed delivery procedures described below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided) or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Series D Shares and Warrants may not be tendered by book-entry transfer.

        For Securities to be validly tendered during any Subsequent Offering Period, the tendering securityholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Security Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Security Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Security Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Security Certificate, with the signature(s) on such Security Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a securityholder desires to tender Common Shares pursuant to the Offer and the Security Certificates evidencing such securityholder's Common Shares are not immediately available or such securityholder cannot deliver the Security Certificates and all other required documents to the Depositary prior to the Expiration Date or such securityholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Common Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

    (i)
    such tender is made by or through an Eligible Institution;

    (ii)
    a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii)
    the Security Certificates (or a Book-Entry Confirmation) evidencing all tendered Common Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

        Series D Shares and Warrants may not be tendered pursuant to guaranteed delivery procedures.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

        Notwithstanding any other provision of this Offer, payment for Securities accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Securities or, in the case of Common Shares only, a Book-Entry Confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of Common Shares, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when Security Certificates or Book-Entry Confirmations with respect to tendered Securities are actually received by the Depositary.

Options

        Under the Merger Agreement, holders of options (whether or not vested) ("Options") outstanding under the i-STAT Corporation 1985 Stock Option Plan, as amended (the "1985 Plan"), or the i-STAT Corporation Equity Incentive Plan (the "Incentive Plan," and together with the 1985 Plan, the "Option Plans") who submit valid Option Elections (as defined in the Merger Agreement) to the Company prior to the expiration of the Offer will be able (contingent on the purchase by the Purchaser of Common Shares pursuant to the Offer) to exercise their Options immediately prior to the expiration of the Offer and to tender the Common Shares issuable upon such exercise in the Offer. All Option exercises must be effected through the Company. A holder of Options who wishes to participate in the Offer must submit to the Company an Option Election pursuant to which such holder will be deemed, immediately prior to the expiration of the Offer (and conditioned upon the purchase by the Purchaser of Common Shares pursuant to the Offer), to have (i) exercised all of such holder's Options to purchase Common Shares and (ii) then tendered such Common Shares pursuant to the Offer.

        In no event are any Options or Option Elections to be delivered to the Depositary, the Purchaser, Abbott or any other person other than the Company in connection with a tender of Common Shares hereunder.

        The Company will send or deliver to holders of Options additional materials concerning the exercise of Options and the tender of Common Shares issuable upon exercise of Options, including an Option Election. Holders should use the Option Election to exercise Options and to tender Common

Shares issuable upon exercise of Options, as described above. Holders of Options may not use the Letter of Transmittal to direct the tender of Common Shares issuable upon exercise of Options except to the extent such holder has previously exercised such Options and received Common Shares.

        Questions with respect to tendering Common Shares issuable upon exercise of Options should be directed to i-STAT Corporation, 104 Windsor Center Drive, East Windsor, New Jersey 08520, Attention: Sally Archer, Assistant Treasurer; telephone number (800) 827-7828, extension 215.

        In order to assure that the Company, on behalf of holders of Options who exercise their Options pursuant to Option Elections, can timely tender Common Shares issuable upon exercise of Options, holders of Options should complete and return the Option Election so that it is received by the Company no later than 5:00 p.m., New York City time, on Friday, January 23, 2004, unless the Offer is extended. Option Elections received after the expiration of the Offer will not be honored.

        Risk of Loss.    The method of delivery of Security Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering securityholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Binding Agreement.    The tender of Securities pursuant to any one of the procedures described above will constitute the tendering securityholder's acceptance of the Offer, as well as the tendering securityholder's representation and warranty that such securityholder has the full power and authority to tender and assign the Securities tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering securityholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Securities of any particular securityholder, whether or not similar defects or irregularities are waived in the case of other securityholders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above, the tendering securityholder will irrevocably appoint designees of the Purchaser as such securityholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such securityholder's rights with respect to the Securities tendered by such securityholder and accepted for payment by the Purchaser and with respect to any and all other Securities or other securities or rights issued or issuable in respect of such Securities. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Securities tendered by such securityholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such securityholder with respect to such Securities or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such securityholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Securities and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's securityholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Securities, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities and other related securities or rights, including voting at any meeting of stockholders.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain securityholders of the Offer Price, Series D Offer Price or Warrant Offer Price, as the case may be, for Securities purchased pursuant to the Offer, each such securityholder must provide the Depositary with such securityholder's correct taxpayer identification number ("TIN") and certify that such securityholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain securityholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a securityholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the securityholder and payment to the securityholder pursuant to the Offer may be subject to backup withholding. All securityholders surrendering Securities pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign securityholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such securityholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.    Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Securities made pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 27, 2004.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of such Securities, if different from that of the person who tendered such Securities. If Security Certificates evidencing Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Security Certificates, the serial numbers shown on such Security Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Securities have been tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Securities," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering securityholders are entitled to withdrawal rights as described herein.

        Withdrawals of Securities may not be rescinded. Any Securities properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Securities" at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

        No withdrawal rights will apply to Securities tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Securities tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to securityholders of the Company whose Securities are tendered and accepted for payment pursuant to the Offer or whose Securities are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to securityholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to securityholders of the Company in whose hands Securities are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Securities received pursuant to the exercise of Options or otherwise as compensation, or to certain types of securityholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any securityholder of the Company who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

        Because individual circumstances may differ, each securityholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Securities, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Securities for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a securityholder who sells Securities pursuant to the Offer or receives cash in exchange for Securities pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the securityholder's adjusted tax basis in the Securities sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Securities (that is, Securities acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a securityholder's holding period for such Securities is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Security that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Security that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a securityholder's capital losses.

        A securityholder whose Securities are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Securities."

6.    Price Range of Common Shares; Dividends.

        The Common Shares trade on The Nasdaq National Market ("NASDAQ") under the symbol "STAT." The following table sets forth, for the periods indicated, the high and low sale prices per Common Share for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

i-STAT Corporation Common Shares

	High	Low
Fiscal Year 2001:
First Quarter	$26.44	$16.56
Second Quarter	19.75	12.90
Third Quarter	14.74	5.17
Fourth Quarter	9.35	5.25
Fiscal Year 2002:
First Quarter	$8.96	$5.05
Second Quarter	7.35	3.41
Third Quarter	4.30	1.65
Fourth Quarter	5.00	2.07
Fiscal Year 2003
First Quarter	$5.18	$3.40
Second Quarter	9.42	4.90
Third Quarter	15.05	8.18
Fourth Quarter (through December 26, 2003)	16.00	10.81

        The Company has advised Abbott and the Purchaser that, as of December 22, 2003, there were 20,305,652 Common Shares issued and outstanding, 30,000 Series D Shares issued and outstanding, 3,626,164 Common Shares subject to stock options with an exercise price less than the Offer Price and 1,875,357.5 Common Shares subject to outstanding Warrants. On December 12, 2003, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Common Shares on NASDAQ was $12.87 per Common Share. On December 26, 2003, the last full day of trading before the commencement of the Offer, the closing price of the Common Shares on NASDAQ was $15.27 per Common Share.

  We urge you to obtain a current market quotation for the Common Shares.

        Except for a dividend distribution of preferred stock purchase rights to holders of Common Shares on June 29, 1995, the Company has never paid a dividend on the Common Shares. The Series D Shares are entitled to receive a cumulative dividend equal to 8% of the liquidation preference of the Series D Shares, payable quarterly. The Merger Agreement prohibits the Company from declaring, setting aside or paying any dividends on any of its capital stock, other than required dividends on the Series D Shares and dividends and distributions by subsidiaries of the Company to the Company, from the date of the Merger Agreement until the Effective Time.

        Neither the Series D Shares nor the Warrants are listed on any exchange or automated quotation system. No established trading market exists for the Series D Shares or the Warrants.

7.    Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal offices located at 104 Windsor Drive, East Windsor, New Jersey, 08520. The telephone number for the Company is (609) 443-9300. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the Company develops, manufactures and markets medical diagnostic products for blood analysis that provide health care professionals with immediate and accurate critical diagnostic or monitoring information at the point of patient care.

        Available Information.    The Common Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.    Certain Information Concerning Abbott and the Purchaser.

        General.    Abbott is an Illinois corporation with its principal offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. The telephone number of Abbott is (847) 937-6100. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

        The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. The Purchaser is a wholly owned subsidiary of Abbott. The principal offices of the Purchaser are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. The telephone number of the Purchaser is (847) 937-6100.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for each director for at least the last five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupation, positions, offices or employment for the past five (5) years of each of the executive officers of Abbott and the Purchaser and certain other information are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Abbott or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Securities and (ii) none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Securities during the past 60 days.

        Except as provided in the Merger Agreement, the Tender Agreements, the Common Stock Purchase Agreement between Abbott and the Company dated as of August 3, 1998, the Investor Rights Agreement between Abbott and the Company dated as of August 3, 1998 or as otherwise described in this Offer to Purchase, none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Abbott, the Purchaser or, to the best knowledge of Abbott and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Abbott or any of its subsidiaries or, to the best knowledge of Abbott, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Marketing and Distribution Agreement with Abbott.    On August 3, 1998, Abbott and the Company entered into a marketing and distribution agreement (the "Marketing and Distribution Agreement"), pursuant to which Abbott became, subject to certain pre-existing rights of the Company's other international distributors, the exclusive worldwide distributor of the Company's then-existing handheld blood analyzer products and any new products the Company developed for use in the professionally attended human healthcare delivery market during the term of the Marketing and Distribution Agreement. Under the terms of the Marketing and Distribution agreement, Abbott made payments to the Company of approximately $101 million for product manufactured by the Company and sold by Abbott in the last two years. The Company and Abbott are currently involved in a dispute over certain unpaid volume benefit payments under the Marketing and Distribution Agreement. Abbott believes that the amount owed to it by the Company with respect to these volume benefit payments is $2.5 million, while the Company believes the amount owed is approximately $1.0 million. The Company and Abbott are also involved in a dispute over payments relating to the development, production, maintenance and support of certain software products sold by Abbott under the Marketing and

Distribution Agreement. The contested amount is approximately $0.9 Million. In July 2002, the Company announced its intention to allow the Marketing and Distribution Agreement to expire effective December 31, 2003. Abbott and the Company are currently negotiating an amendment to the Marketing and Distribution Agreement to allow Abbott the continued distribution of the Company's products in the U.S. and certain other countries or territories until March 31, 2004 or such time as the Merger Agreement is consummated or terminated.

        Funded Research and Development Agreement with Abbott.    On August 3, 1998, Abbott and the Company entered into a funded research and development agreement (the "Research Agreement"), pursuant to which Abbott agreed to fund certain research and development efforts of the Company and, in exchange, received exclusive worldwide commercialization rights to the products, and joint ownership of the intellectual property, developed during the course of work performed under the Research Agreement. Abbott also agreed to license certain of its intellectual property to the Company to assist in the development of products contemplated by the Research Agreement. Abbott did not make any payments to the Company under the Research Agreement in the last two years. The Research Agreement terminates upon expiration or termination of the Marketing and Distribution Agreement.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Abbott and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, Abbott is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Abbott filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.    Source and Amount of Funds.

        The Offer is not conditioned upon Abbott's or the Purchaser's ability to finance the purchase of Securities pursuant to the Offer.

        Abbott and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Securities pursuant to the Offer and the Merger will be approximately $393.1 million, plus approximately $12.8 million in related fees and expenses for Abbott and the Company. Abbott has available to it sufficient funds to close the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to close the Offer and the Merger. Abbott expects to obtain the necessary funds from cash on hand and its other working capital resources.

10.    Background of the Offer; Past Contacts or Negotiations with the Company.

        In August 1998, the Company and Abbott entered into the Marketing and Distribution Agreement pursuant to which Abbott became, subject to certain then existing rights of the Company's international distributors, the exclusive worldwide distributor of the Company's products. Over the course of the distribution arrangement, the parties discussed at various times, the future strategic direction of their relationship. On July 25, 2002, the Company announced its decision to allow the Marketing and Distribution Agreement to expire after the close of business on December 31, 2003.

        On October 21, 2002, subsequent to the Company providing Abbott a limited waiver of the standstill agreement between the Company and Abbott dated August 3, 1998 ( the "Standstill Agreement"), at Abbott's request Dr. Buchanan, the Company's Chairman of the Board and Mr. Moffitt, the Company's President and Chief Executive Officer, met with Mr. Richard Gonzalez, President and Chief Operating Officer, Medical Products Group of Abbott, and Mr. Sean Murphy, Vice President, Global Licensing/New Business Development of Abbott, to discuss the future of Abbott and the Company's relationship. At that meeting Messrs. Gonzalez and Murphy expressed Abbott's interest in a continuing relationship with the Company, including possibly an acquisition of the Company by Abbott. The parties agreed to meet again in the near future to exchange information, including on the Company's products under development. This information was later exchanged. The limited waiver of the Standstill Agreement expired on October 25, 2002.

        Between late 2002 and early 2003 Abbott and the Company continued to exchange information and communicate from time to time regarding the continuing business relationship between Abbott and the Company, including the possibility of a new or expanded relationship.

        In the months of April and May 2003, under the terms of a newly signed confidentiality agreement, representatives of Abbott visited the Company's facilities in Kanata, Ontario, Canada and in East Windsor, New Jersey to conduct due diligence with respect to the Company's manufacturing operations, product development programs and quality control systems.

        On July 16, 2003, the Company granted Abbott an additional limited waiver of the Standstill Agreement, which waiver expired on July 25, 2003. On July 24, 2003, Mr. Murphy sent a letter to Mr. Moffitt expressing an interest in beginning exploratory discussions regarding an acquisition and indicating that Abbott might be willing to pay $12.00 per Common Share. The Company subsequently informed Abbott that it was not interested in pursuing this expression of interest.

        On August 1, 2003, Mr. Gonzalez telephoned Mr. Buchanan concerning Abbott's continuing desire to begin exploratory discussions regarding Abbott's future relationship with the Company.

        On August 13, 2003, representatives of Abbott met with representatives of the Company to discuss the Company and its business prospects. On August 18, 2003, representatives of the Company's financial advisor contacted Abbott and requested that Abbott provide an improved indication of interest to acquire the Company based on the information received by Abbott at the August 13, 2003 meeting.

        On August 22, 2003, representatives of Abbott contacted representatives of the Company's financial advisor to indicate that, based upon the information received at the August 13, 2003 meeting, Abbott would be prepared to explore a possible acquisition of the Company for as much as $13.25 per Common Share. Abbott was subsequently informed by representatives of the Company's financial advisor that the Company needed time to complete its strategic opportunity evaluation process. Abbott was invited to complete its due diligence of the Company in the mean time.

        From late August to mid-October 2003, representatives of Abbott and the Company continued to have contacts and discussions regarding Abbott's expression of interest and due diligence matters. In early October 2003, in response to requests made on the Company's behalf for an improved expression of interest, representatives of Abbott indicated that Abbott was unwilling to provide such an improved expression of interest but would consider an indication from the Company's board of directors regarding a price at which the Company's board of directors might support a sale of the Company to Abbott.

        On October 24, 2003, representatives of the Company and its financial advisor provided an indication of value to Abbott. At that meeting Abbott indicated that it would be prepared to explore a possible acquisition of the Company for as much as $14.25 per Common Share.

        On November 5, 2003, the Company's financial advisor communicated to Abbott a revised valuation proposal of $15.75 and invited Abbott to complete its due diligence. On November 11 and 12, 2003, Abbott conducted further due diligence on the Company by visiting a data room at the offices of the Company's financial advisor and reviewing documentation contained therein pertaining to, among other things, the Company's governing documents, assets, intellectual property, contracts and commitments, employees and employee compensation and benefits, legal, financial and accounting matters, information technology and other matters customarily reviewed in connection with a potential strategic transaction.

        On December 8, 2003, representatives of Abbott and the Company met in person to discuss a possible transaction. The Company's representatives advised Abbott that the Company's board of directors would not consider a sale of the Company at $14.25 per Common Share. Abbott's representatives advised the Company's representatives that Abbott's valuation model indicated $14.25 would be a fair price, but ultimately indicated that Abbott would be willing to pay $15.35 per Common Share to acquire the Company. The Abbott representatives informed the Company's representatives that this would be Abbott's final expression of interest.

        On December 10, 2003, the Company's financial advisor informed Abbott that the Company's board of directors was willing to pursue a sale of the Company to Abbott on the basis of a price of $15.35 per Common Share.

        From December 8 through December 11, 2003, representatives of the Company and Abbott and their respective legal counsel negotiated specific terms and provisions of the proposed transaction agreements.

        On December 11, 2003, the Company Board unanimously approved the Offer and Merger, determined them to be fair to, and in the best interests of, the Company and its stockholders, and agreed to recommend them to the Company's stockholders. Following the Company Board meeting, representatives of the Company and Abbott finalized the transaction documentation.

        On December 12, 2003, the proposed acquisition of the Company was approved by the Board of Directors of Abbott, the Merger Agreement was executed by Abbott, the Purchaser and the Company, and the Tender Agreements were entered into by Abbott and the Principal Stockholders.

        On December 15, 2003, Abbott and the Company issued a joint press release announcing their execution of the Merger Agreement.

        On December 29, 2003, the Purchaser commenced the Offer.

        During the pendency of the Offer, Abbott and the Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders, in addition to ongoing contacts pursuant to their existing relationship under the Marketing and Distribution Agreement and the Research Agreement.

11.    The Transaction Documents.

  The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than ten business days after the date of the Merger Agreement. The obligation of the Purchaser to accept for payment, and pay for, Securities tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are described in Section 15—"Certain Conditions of the Offer." The Purchaser may not, without the Company's prior written consent, make any modifications in the terms of the Offer that: (i) reduce the number of Securities subject to the Offer; (ii) reduce the Offer Price, the Series D Offer Price or the Warrant Offer Price; (iii) modify or add to the conditions set forth in the Merger Agreement; (iv) except as provided in the Merger Agreement, extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) waive the Minimum Tender Condition.

        The Purchaser will extend the Offer for one ten business day period if, at the initial scheduled Expiration Date, the Minimum Tender Condition is not satisfied. After this ten business day period, the Purchaser may, without the consent of the Company and in its sole discretion, extend the Offer for successive extension periods (up until March 31, 2004) not exceeding 20 business days in the case of any single extension period (A) if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Securities are not satisfied, until such time as such conditions are satisfied or waived and (B) for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The Nasdaq National Market applicable to the Offer. In addition, the Purchaser may extend the Offer after acceptance for payment of Securities for a further period of time not to exceed twenty business days by means of a subsequent offering period under Rule 14d-11 under the Exchange Act.

        Directors.    The Merger Agreement provides that if Abbott so requests, upon the acceptance for payment of the Securities to be purchased pursuant to the Offer, Abbott will be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on each board of directors of each subsidiary of the Company designated by Abbott) as will give Abbott representation on the Company Board (or such committee or board of directors of a subsidiary of the Company) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or board of directors of a subsidiary of the Company), giving effect to the directors appointed or elected pursuant to this sentence, multiplied by (ii) the percentage that (A) such number of Common Shares that would, assuming the full conversion of all Series D Shares and the full exercise of all Warrants, then be owned by Abbott, the Purchaser or any other subsidiary of Abbott bears to (B) the number of Common Shares that would, assuming the full conversion of all Series D Shares and the full exercise of all Warrants, then be outstanding, and the Company shall, at such time, cause Abbott's designees to be so appointed or elected. Notwithstanding the foregoing, the Company, Abbott and the Purchaser will use their respective commercially reasonable efforts to cause at least two members of the Company Board, at all times prior to the Effective Time, to be individuals who were directors of the Company and were not officers or employees of the Company or any of its subsidiaries on the date of the Merger Agreement (the "Continuing Directors"). In such event, if at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Company Board will cause a person who is not an officer or employee of the Company or any of its subsidiaries to be designated by the remaining Continuing Director to fill such vacancy, and if any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its subsidiaries, Abbott or the Purchaser or any of their respective affiliates.

        The Company will take all actions necessary to cause the persons designated by Abbott to be directors on the Company Board (or a committee of the Company Board or the board of directors of a subsidiary of the Company designated by Abbott) pursuant to the Merger Agreement to be so appointed or elected; whether, at the request of Abbott, by means of increasing the size of the Company Board (or such committee or board of directors of a subsidiary of the Company) or seeking the resignation of directors and causing Abbott's designees to be appointed or elected. The Company's obligations relating to the Company Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

        Following the election or appointment of Abbott's designees to the Company Board and prior to the Effective Time, the approval of a majority of the Continuing Directors or, if there is only one, of a Continuing Director, will be required to authorize any amendment or termination of the Merger Agreement, any extension for the performance or waiver of the obligations or other acts of Abbott or the Purchaser or any waiver of the Company's rights under the Merger Agreement.

        Top-Up Option.    Pursuant to the Merger Agreement, the Company has granted to the Purchaser an irrevocable option (the "Top-Up Option"), exercisable only on or after the Expiration Date, to purchase from the Company, at a price per Common Share equal to the Offer Price, a number of Common Shares (the "Top-Up Option Shares") equal to the lowest number of Common Shares that, when added to the number of Common Shares owned by the Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of the then outstanding Common Shares (assuming the issuance of the Top-Up Option Shares). The Top-Up Option will not be exercisable unless immediately after exercise the Purchaser would own at least 90% of the then outstanding Common Shares (assuming the issuance of the Top-Up Option Shares) and at least 90% of the then-outstanding Series D Shares. In addition, the Top-Up Option will not be exercisable for a number of Common Shares in excess of the Company's then authorized but unissued Common Shares (giving effect to Common Shares reserved for issuance pursuant to outstanding stock options, Warrants and Series D Shares as though such Common Shares were issued and outstanding).

        The Top-Up Option may be exercised by the Purchaser, in whole but not in part, after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date. A "Top-Up Exercise Event" will occur only if immediately after consummation of the Offer, the Purchaser beneficially owns at least 85% of the outstanding Common Shares and at least 90% of the outstanding Series D Shares. The "Top-Up Termination Date" will occur on the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement and (iii) ten business days after the occurrence of a Top-Up Exercise Event, if the Purchaser has failed to notify the Company in writing of its intent to exercise the Top-Up Option.

        The Merger.    The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Abbott.

        Pursuant to the Merger Agreement, each Common Share outstanding at the Effective Time (other than Common Shares owned by Abbott or the Purchaser or held by the Company as treasury stock or owned by the Company or any of its subsidiaries, all of which will be cancelled and retired and will cease to exist, and other than Common Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the General Corporation Law of Delaware (the "DGCL")) will be converted into the right to receive the Common Merger Consideration.

        Pursuant to the Merger Agreement, each Series D Share outstanding at the Effective Time, if there are any remaining (other than Series D Shares owned by Abbott or the Purchaser or held by the Company as treasury stock or owned by the Company or any of its subsidiaries, all of which will be cancelled and retired and will cease to exist, and other than Series D Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Series D Merger Consideration.

        Holders of Common Shares and Series D Shares who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to the appropriate proceedings required under the DGCL.

        The treatment of stock options of the Company is described below under "Employee Stock Options and Other Employee Benefits."

        If required by applicable law, the Company will call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting, all Shares then owned by Abbott or the Purchaser or any other subsidiary of Abbott will be voted in favor of approval of the Merger Agreement. If the Purchaser acquires through the Offer Securities representing, together with all Common Shares beneficially owned by Abbott or the Purchaser, at least a majority in voting power of the fully diluted shares (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Securities pursuant to the Offer), the Purchaser will have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

        The DGCL also provides for a "short-form" merger procedure if a corporation owns at least 90% of the outstanding shares of each class of voting stock of another corporation. A "short-form" merger may be consummated without prior notice to, or the approval of, the other stockholders. Accordingly, if, as a result of the Offer, the Purchaser or any other subsidiary of Abbott acquires or controls the voting power of at least 90% of the outstanding Common Shares and at least 90% of the outstanding Series D Shares, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

        Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Abbott and the Purchaser, including representations relating to: organization, standing and power of the Company; subsidiaries and equity interests; capital structure; authorization for, validity of and necessary action with respect to the Merger Agreement; absence of conflicts with or consents required in connection with the Merger Agreement; the Company's SEC documents and financial statements; information provided by the Company for inclusion in the Offer Documents or the Schedule 14D-9; absence of certain changes or events; taxes; benefit plans, ERISA compliance and excess parachute payments; litigation; compliance with applicable laws; contracts and debt instruments; guarantees; intellectual property; takeover laws and the rights agreement; transactions with affiliates; environmental matters; regulatory matters; real and personal property; insurance; compensation; certain advances; copies of certain documents; underlying documents; risk management instruments; brokers fees and expenses; fairness opinions; and employment matters.

        Pursuant to the Merger Agreement, Abbott and the Purchaser have made customary representations and warranties to the Company, including representations relating to: organization, standing and power of Abbott and the Purchaser; the Purchaser; financing; authorization for, validity of and necessary action with respect to the Merger Agreement; absence of conflicts with or consents required in connection with the Merger Agreement; information supplied by Abbott and the Purchaser for inclusion in the Offer Documents or the Schedule 14D-9; and brokers fees and expenses.

        Company Conduct of Business Covenants.    The Merger Agreement provides that, except as expressly permitted therein, from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course of business and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its officers and employees and maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Abbott:

    (a)
    (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) required dividends on the Series D Shares and (B) dividends and distributions to the Company by its subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities thereof, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the Merger Agreement, or (iv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its subsidiaries;

    (b)
    except for grants of (i) options to purchase Common Shares granted under any compensatory stock option plan of the Company ("Options") pursuant to written commitments in effect on and disclosed to Abbott prior to the date of the Merger Agreement and (ii) Options to purchase up to 150,000 Common Shares at exercise prices not less than $12.37 per share to new hires in the ordinary course of business and consistent with past practice, authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Company Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Common Shares upon the exercise of Options outstanding on the date of the Merger Agreement and in accordance with their present terms;

    (c)
    amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

    (d)
    acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any business entity or division thereof or (ii) any assets outside the ordinary and usual course of business;

    (e)
    (i) grant to any present or former employee, officer or director of the Company or any of its subsidiaries any increase in compensation or fringe benefits, except for (A) increases in annual bonuses payable in January or February of 2004 under the Company's Annual Incentive Plan in the ordinary course of business consistent with past practice and (B) increases in salary for non-officer employees in the ordinary and usual course of business; (ii) grant to any present or former employee, officer or director of the Company or any of its subsidiaries any increase in retention, severance or termination benefits or pay; (iii) other than entering into employment agreements with employees of the Company approved in advance by Abbott, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director; (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any benefit or compensation plan, agreement, program, policy or arrangement ("Company Plans"), except as required by applicable law, or to maintain the qualification of any Company Plan that is intended to be qualified within the meaning of Code Section 401(a); (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan; (vi) loan or advance money or other property to any present or former employee, officer or director of the Company or any of its subsidiaries; (vii) except as permitted under paragraph (b) above, grant any new, or amend any existing, Option or enter into any agreement under which the Company would be required to issue an option; (viii) take any action (or fail to take any action) which action (or failure to act) would impair the ability of the Company or any of its subsidiaries (or any successor thereto) to unilaterally amend or terminate any Company Plan, or (ix) make any representation or commitment to, or enter into any formal or informal understanding, with any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity ("Person") with respect to compensation, benefits, or terms of employment to be provided by Abbott, the Surviving Corporation or any of the Surviving Corporation's subsidiaries at or subsequent to the Effective Time;

    (f)
    make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by applicable laws or generally accepted accounting principles;

    (g)
    sell, lease, license or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien, any properties or assets, tangible or intangible, which are material to the business of the Company, except sales of inventory in the ordinary and usual course of business;

    (h)
    except as disclosed in the Company Disclosure Letter: (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) routine borrowings incurred in the ordinary and usual course of business and not in excess of $100,000 in the aggregate, or (B) pursuant to existing credit facilities as in effect on the date of the Merger Agreement in the ordinary and usual course of business and not in excess of $100,000 in the aggregate; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any of its subsidiaries or to customers of the Company or any of its subsidiaries in the ordinary and usual course of business;

    (i)
    make or agree to make any new capital expenditure or expenditures not included in the Company's capital expenditure budget, a copy of which has been furnished to Abbott, that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

    (j)
    (i) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary and usual course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company or incurred in the ordinary and usual course of business; (ii) cancel any material indebtedness (individually or in the aggregate) or waive any material claims or rights or (iii) waive the material benefits of, or agree to modify in any material manner, any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party;

    (k)
    except for actions taken pursuant to the Merger Agreement to render the Rights inapplicable to the Merger Agreement and the Transactions, further amend the Rights Agreement, except in connection with any action permitted by the Merger Agreement with respect to a Superior Company Proposal or as required by any statute, rule, regulation, injunction, order or decree of any Governmental Entity;

    (l)
    amend any Material Contract or Contract providing for payments or otherwise involving amounts in excess of $100,000, other than any such amendment in the ordinary course of business consistent with past practice, or, except in the ordinary and usual course of business, enter into any Material Contract;

    (m)
    modify, amend or terminate any Material Contract (including, without limitation, any Material Contract relating to any material Intellectual Property Rights) or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (n)
    discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity, in excess of $25,000 individually or $100,000 in the aggregate, other than the discharge or satisfaction of any such claims in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any respect adverse to the Company, any confidentiality or standstill agreements to which the Company or any of its subsidiaries is a party;

    (o)
    enter into or extend any Contract relating to the distribution, sale, license, promotion or marketing by third parties of the Company's Products (including products under development), which is not terminable without payment or penalty upon 30 days' notice, other than pursuant to any such agreements currently in place in accordance with their terms as of the date of the Merger Agreement;

    (p)
    transfer, assign, terminate, cancel, abandon or modify any Approvals or fail to maintain such Approvals as currently in effect;

    (q)
    fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

    (r)
    transfer or license to any Person or otherwise extend, amend, allow to lapse or go abandoned, or modify any material intellectual property rights other than implied licenses provided to customers for their specific end use;

    (s)
    enter into any license agreement with any Person or entity to obtain any intellectual property right;

    (t)
    terminate any employee of the Company or its subsidiaries whose base annual salary exceeds $100,000;

    (u)
    hire any new employee other than research and development, manufacturing or quality assurance personnel in the ordinary course of business; or

    (v)
    authorize any of, or commit or agree to take any of, the foregoing actions.

        No Solicitation.    From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will not (and the Company will not permit any of its or any of its subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to) directly or indirectly: (i) solicit, knowingly encourage, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Abbott) relating to any Alternative Acquisition (as defined below); (ii) provide nonpublic information with respect to the Company to any Person, other than Abbott, relating to a possible Alternative Acquisition by any Person, other than Abbott; (iii) enter into an agreement with any Person, other than Abbott, providing for a possible Alternative Acquisition; or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Abbott. Notwithstanding the foregoing and anything else in the Merger Agreement to the contrary, prior to the acceptance for payment of Common Shares pursuant to, and subject to the conditions of, the Offer, the Company Board may, if failure to do so could reasonably be expected to result in breach of the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board, in response to a proposal for an Alternative Acquisition ("Alternative Acquisition Proposal") that the Company Board determines, in good faith after consultation with its outside counsel and its financial advisor, is or is reasonably likely to result in a Superior Company Proposal (as defined below), subject to providing prior written notice of its decision to take such action to Abbott, (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Abbott under the confidentiality agreement between Abbott and the Company (except that such confidentiality agreement need not contain any standstill provisions) and (y) participate in discussions and negotiations with such Person or group and its representatives. The Company is required to, and to cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of the Merger Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal.

        The Merger Agreement provides that neither the Company Board nor any committee thereof may: (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Abbott or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Merger Agreement, the Offer or the Merger; (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal; (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing and anything else in the Merger Agreement to the contrary, if, during the period prior to the acceptance for payment of Securities pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith, that failure to do so could reasonably be expected to result in a breach of its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal, withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement and, in connection therewith, approve or recommend such Superior Company Proposal, at any time after the second business day following Abbott's receipt of written notice from the Company advising Abbott that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its recommendation, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal.

        The Company must promptly, and in any event within two business days, advise Abbott orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company has agreed to keep Abbott reasonably informed of the status of any Alternative Acquisition Proposal or inquiry and to provide to Abbott copies of all material correspondence provided to or provided by the Company in connection with any Alternative Acquisition Proposal.

        The Merger Agreement also provides that the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, make any required filings with the SEC and make any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board after consultation with independent counsel, failure so to disclose could be inconsistent with its obligations under applicable law.

        As used in the Merger Agreement, "Alternative Acquisition" means (i) any merger or business combination transaction with or involving the Company or any of its subsidiaries, (ii) any direct or indirect acquisition of all or a substantial part of the business or properties of the Company or any of its subsidiaries or (iii) any direct or indirect acquisition of any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any of its subsidiaries or a division, operating or principal business unit of the Company.

        As used in the Merger Agreement, "Superior Company Proposal" means any written, bona fide proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, (i) that is not subject to a financing contingency, (ii) that is on terms that the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation, with only customary qualifications, and independent legal counsel) to be superior for the holders of the Common Shares, from a financial point of view, to the Offer and the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Abbott to amend the terms of the Merger Agreement, the Offer and the Merger) and taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections).

        Insurance and Indemnification.    The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors, officers or employees of the Company and its subsidiaries, as provided in their respective certificates of incorporation or by-laws or as provided in any director indemnification agreement in effect on the date of the Merger Agreement will survive the Merger and continue in full force and effect in accordance with their terms.

        In addition, Abbott will maintain for a period of six years from the Effective Time the Company's current D&O Insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who were directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium is not in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"). Abbott may, however, satisfy its obligations by requesting that the Company use its reasonable best efforts to extend coverage under its D&O Insurance by obtaining a six-year "tail" policy, provided the lump sum payment to purchase such coverage does not exceed six times the Maximum Premium. In addition, Abbott may satisfy its obligations under this provision if Abbott's D&O Insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for persons who are directors and officers of the Company on the date of the Merger Agreement. If the Company's existing D&O Insurance expires or is cancelled during such six-year period or a "tail" policy cannot be purchased on the terms described above and Abbott cannot or determines not to satisfy its obligations pursuant to the preceding sentence, Abbott will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not exceeding the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

        Reasonable Best Efforts; Notification.    Each of the parties to the Merger Agreement have agreed, subject to the satisfaction or waiver of the conditions to the Merger, to use its respective reasonable best efforts to take all actions and do, assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to consummate the Transactions, including: (i) obtaining all necessary consents and approvals from Governmental Entities, and making all necessary registrations and filings with any Governmental Entity, including under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdictions; (ii) obtaining all necessary consents, approvals or waivers from third parties; (iii) defending any lawsuit or other legal proceeding challenging the Merger Agreement or the consummation of the Transactions; and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions.

        Without Abbott's prior written consent, the Company shall not (and will not allow any of its subsidiaries to), commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices. The Company will commit to, and will use its reasonable best efforts to effect (and will cause its subsidiaries to commit to and use their reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Abbott shall request, but only if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Offer. However, neither Abbott nor any of its subsidiaries will be required to agree (with respect to Abbott, the Company or any of their respective subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect (both as defined in the Merger Agreement).

        Options and Other Employee Benefits.    Contemporaneously with the commencement of the Offer, the Company will request that holders of Options with an exercise price less than the Offer Price (whether or not vested as of the date of the Merger Agreement) execute and deliver to the Company, prior to the expiration of the Offer, an option election in the form specified by Abbott under which the holder would agree, contingent upon the purchase of Common Shares by the Purchaser in the Offer, to cause, immediately prior to the expiration of the Offer, such Option to be exercised and the Common Shares issued as a result of that exercise to be tendered in the Offer. To the extent permitted by law, the Company will advance to each holder of Options who executes and delivers prior to the Expiration Date a valid option election the funds necessary for the exercise of such Options (an "Advance") and the Advance will be deducted from the amount payable to such holder pursuant to the Offer. Prior to the commencement of the Offer, the Company Board will adopt such resolutions or take such other actions as are required to elect the treatment of Options described in Section 16(a)(y) of the Company's 1985 Stock Option Plan and Section 12(a)(y) of the Company's Equity Incentive Plan, and pursuant to such Company Board action, will cause the Company to deliver, contemporaneously with the delivery of the request to execute and deliver an option election as described above, a notice stating that (i) in order to receive the Advance, the Options must be exercised no later than the later to occur of the 20th business day following the commencement of the Offer, and the final Expiration Date, and (ii) if such Options are not exercised, they will be terminated as of the Effective Time. All amounts payable in exchange for Options will be subject to any required withholding of taxes and will be paid without interest.

        None of Abbott, the Surviving Corporation or any of the Surviving Corporation's subsidiaries will have any obligation to continue any Company Plan as of or subsequent to the Effective Time, and Abbott and the Surviving Corporation will each have the right to amend, modify, or terminate any Company Plan at or subsequent to the Effective Time; provided that the Company will have the right to terminate immediately prior to the Closing Date any Company Plan that is then intended to be qualified within the meaning of Code Section 401(a). Notwithstanding any provision in the Merger Agreement to the contrary, employees of the Company or any of its subsidiaries who continue employment with Abbott, the Surviving Corporation or any of the Surviving Corporation's subsidiaries following the Effective Time (the "Continuing Employees") will receive compensation and benefits substantially comparable in the aggregate to those of similarly situated employees. Such benefits may be provided through continuation of the Company Plans or through employee benefit plans of the Surviving Corporation (or of the Abbott or the Surviving Corporation's subsidiaries), including defined benefit pension plans and retiree health plans maintained, established or contributed to by Abbott, the Surviving Corporation or any of the Surviving Corporation's subsidiaries at or subsequent to the Effective Time (the "Surviving Corporation Plans"). The Continuing Employees will receive full credit for periods of service with the Company or any of its subsidiaries prior to the Effective Time for purposes of determining eligibility and vesting (but not benefit accruals) under the Surviving Corporation Plans, other than any Surviving Corporation Plan that is a retiree health plan, for which Continuing Employees will receive credit for purposes of eligibility, vesting and benefit accrual only with respect to service for the Surviving Corporation on and after the Effective Time. Any amounts previously expended by Continuing Employees for purposes of satisfying deductibles under any Company Plan for the applicable current plan year will be credited for purposes of satisfying any deductibles under the Surviving Corporation Plans. No preexisting condition limitations (that would not have been applicable under the Company Plans) will be imposed on Continuing Employees upon admittance into any Surviving Corporation Plan.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a)
    If required by applicable law, the Company shall have obtained the approval and adoption of the Merger Agreement by the holders of a majority in voting power of the outstanding Common Shares and Series D Shares, voting together as a single class (the "Company Stockholder Approval");

    (b)
    No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of the Transactions shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered; and

    (c)
    The Purchaser shall have accepted Securities for payment pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

    (a)
    by mutual written consent of Abbott, the Purchaser and the Company;

    (b)
    by either Abbott or the Company if:

    (i)
    the Purchaser has not accepted Securities for payment pursuant to the Offer on or before March 31, 2004, unless the failure to do so on or before March 31, 2004 is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

      (ii)
      any Governmental Entity issues an Order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall have become final and nonappealable; or

      (iii)
      (A) the Purchaser has failed to commence the Offer within 30 days following the date of the Merger Agreement or (B) the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any of the Securities pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iii) will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement or the failure of whose representations and warranties to be true results in the failure of any such condition;

    (c)
    by Abbott, if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the closing of the Offer set forth in the Merger Agreement and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; provided, however, that the Merger Agreement may not be terminated for this reason if the Purchaser has accepted Securities for payment pursuant to the Offer;

    (d)
    by Abbott, if:

    (i)
    the Company Board or any committee thereof withdraws or modifies in a manner adverse to Abbott its approval or recommendation of the Offer, the Merger or the Merger Agreement or fails to recommend to the Company's stockholders that they accept the Offer or give Company Stockholder Approval, or the Company Board or any committee thereof resolves to take any of the foregoing actions; or

    (ii)
    the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they accept the Offer and give Company Stockholder Approval within ten business days of Abbott's written request to do so (which request may only be made at any time following public disclosure of an Alternative Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Alternative Acquisition Proposal;

    (e)
    by the Company prior to the acceptance of Securities for payment pursuant to the Offer if, prior to the consummation of the Offer, the Company Board shall have finally determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal; provided, however, that the Company may not terminate the Merger Agreement for this reason unless (i) at least two business days prior to terminating the merger agreement pursuant to this paragraph (e), the Company has provided Abbott with written notice advising Abbott that the Company Board has received a Superior Company Proposal that it intends to accept, specifying the material terms and conditions of such Superior Company Proposal, and identifying the Person making such Superior Company Proposal, (ii) the Company has caused its financial and legal advisors to negotiate in good faith with Abbott during such two business day period to attempt to make such adjustments in the financial terms of an amendment to the Merger Agreement that are equal or superior to the financial terms of such Superior Company Proposal and the Company and Abbott have not within such two business day period agreed upon such an amendment, and (iii) the Company has paid to, or concurrently pays to, Abbott the Base Termination Fee described below;

    (f)
    by the Company, if Abbott or the Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Merger and (ii) cannot be cured or has not been cured within 30 days after the giving of written notice to Abbott of such breach (provided that the Company is not then in material breach of any representation, warrant or covenant contained in the Merger Agreement); provided, however, that the Merger Agreement may not be terminated for this reason if the Purchaser has accepted Securities for payment pursuant to the Offer.

        Effect of Termination; Fees and Expenses.    The Company must pay to Abbott a fee in an amount equal to $9 million (the "Base Termination Fee") immediately upon termination of the Merger Agreement if the Merger Agreement is terminated under paragraphs (d) or (e) described above under "—Termination," and in either such case if the Company consummates an Alternative Acquisition Proposal within nine months after such termination, the Company must pay to Abbott an additional fee in an amount equal to $6 million (the "Additional Termination Fee" and, together with the Base Termination Fee, the "Termination Fees") immediately upon consummation of such Alternative Acquisition Proposal.

        The Company must also pay to Abbott the Base Termination Fee plus the Additional Termination Fee if any Person shall have made, proposed, communicated or disclosed in a manner that is or otherwise becomes public prior to or during the pendency of the Offer (which shall include being generally known by securityholders of the Company) an intention to make an Alternative Acquisition Proposal, the Minimum Tender Condition is not satisfied at the Determination Time, the Merger Agreement is terminated in accordance with its terms under circumstances other than those set forth in paragraphs (d) or (e) described above under "—Termination," and an Alternative Acquisition Proposal is consummated within nine months of such termination of the Merger Agreement, in which case such Termination Fees shall be payable immediately upon consummation of such Alternative Acquisition Proposal. Notwithstanding the foregoing, the Termination Fees will not be payable in any event if Abbott is then in breach in any material respect of any of its obligations under the Merger Agreement.

        If any of the Termination Fees are or become payable pursuant to the Merger Agreement, the Company will promptly, and in any event no later than two business days following written notice thereof, reimburse Abbott and the Purchaser for all out-of-pocket costs, fees and expenses, including the reasonable fees and disbursement of counsel and the expenses of litigation incurred in connection with collecting such amounts. Abbott's right to receive the Termination Fees and the other amounts described in this paragraph will not be the exclusive remedy for any breach by the Company of the representations, warranties, covenants or other provisions of the Merger Agreement and will be in addition to any other remedies available at law or in equity to Abbott or the Purchaser.

        Amendment.    The Merger Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of Company Stockholder Approval, there may not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  The Tender Agreements

        Abbott has entered into Tender Agreements with the following securityholders of the Company: Bruce F. Basarab, J. Robert Buchanan, Sam H. Eletr, Daniel R. Frank, William P. Moffitt, Lorin J. Randall, Lionel N. Sterling, Anne M. VanLent, Michael P. Zelin, and Cerberus (collectively, the

"Principal Stockholders"). The following is a summary of the material provisions of the Tender Agreements, copies of which are filed as exhibits to the Schedule TO. This summary is qualified in its entirety by reference to the Tender Agreements, which are incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Tender Agreements.

        Pursuant to the Tender Agreements, the Principal Stockholders have agreed to tender all their respective Securities into the Offer as soon as practicable after commencement of the Offer, but in no event later than March 31, 2004; provided, however, that the Principal Stockholders will not be required to tender their Securities in the Offer if Abbott modifies the terms of the Offer in violation of the terms of the Merger Agreement.

        Each Principal Stockholder has also agreed to vote such Principal Stockholders' Common Shares and Series D Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Tender Agreements and the Merger Agreement and (ii) against any Alternative Acquisition or any other matters that could reasonably be expected to impede, interfere, delay or adversely affect the Offer, the Merger and the transactions contemplated by the Tender Agreements and the Merger Agreement. Pursuant to the Tender Agreements, the Principal Stockholders have granted to Abbott and any designee of Abbott their irrevocable proxy to vote all of their Common Shares and Series D Shares on any matters that may be presented to stockholders of the Company with respect to clauses (i) and (ii) of the preceding sentence.

        The Tender Agreements will terminate upon the earliest to occur of (i) the mutual written consent of the parties thereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the entry into any amendment to the Merger Agreement by the parties thereto and (iv) March 31, 2004.

12.    Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

        The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Securities purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by the holders of a majority of all votes entitled to be cast at such meeting.

        If the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Company stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Common Shares and 90% of the then outstanding Series D Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders.

        Appraisal Rights.    Under the DGCL, securityholders do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to dissent and demand appraisal of their Common Shares and Preferred Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Holders of Warrants will not have appraisal rights with respect to those Warrants.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Securities pursuant to the Offer in which the Purchaser seeks to acquire the remaining Securities not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because neither Abbott nor the Purchaser is an affiliate of the Company, it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        Plans for the Company.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Securities by the Purchaser pursuant to the Offer, Abbott currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least two Continuing Directors on the Company Board until the Effective Time. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Abbott will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Abbott intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Abbott's existing businesses.

        Except as set forth in this Offer to Purchase, the Purchaser and Abbott have no present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or its subsidiaries; (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer; (iv) any material change in the Company's capitalization, indebtedness or dividend policy; (v) any other material change in the Company's corporate structure or business; (vi) a class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system operated by a national securities association; or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. See Sections 11 and 13 of this Offer to Purchase—"The Transaction Documents" and "Certain Effects of the Offer," respectively.

13.    Certain Effects of the Offer.

        Market for the Securities.    The purchase of Securities pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. Purchaser believes there is no trading market for the Series D Shares or Warrants, nor is one expected to develop.

        Stock Quotation.    The Common Shares are quoted on NASDAQ. According to the published guidelines of NASDAQ, the Common Shares might no longer be eligible for quotation on NASDAQ if, among other things, the number of publicly held Common Shares falls below 750,000, the number of beneficial holders of round lots falls below 400 or the market value of publicly held Common Shares over a 30-consecutive business day period is less than $5 million. Common Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Common Shares, ordinarily will not be considered to be publicly held for this purpose.

        If the Common Shares cease to be quoted on NASDAQ, the market for the Common Shares could be adversely affected. It is possible that the Common Shares would be traded on other securities exchanges (with trades published by such exchanges), The Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of Common Shares and the aggregate market value of the Common Shares remaining at such time, the level of interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Common Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding the market for the Common Shares and stock quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        The Series D Shares and the Warrants are not "margin securities."

        Exchange Act Registration.    The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated if the Common Shares are no longer registered under the Exchange Act. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities" or be eligible for quotation on NASDAQ. Abbott and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

        The Series D Shares and the Warrants are not registered under the Exchange Act.

14.    Dividends and Distributions.

        As discussed in Section 11—"The Transaction Documents," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Abbott, the Company will not, and will not allow its subsidiaries to, declare, set aside or pay any dividends on or make any distributions in respect of any of its capital stock, other than required dividends on the Series D Shares and dividends and distributions by the Company's subsidiaries to the Company,

15.    Certain Conditions of the Offer.

        For the purpose of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Securities promptly after termination or withdrawal of the Offer), to pay for any Securities tendered pursuant to the Offer unless (i) the Minimum Tender Condition shall have been satisfied and (ii) the waiting period (and any extension thereof) applicable to the purchase of Securities pursuant to the Offer under the HSR Act shall have expired or been terminated and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Securities tendered pursuant to the Offer, shall have been obtained or made prior to the expiration of the Offer. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or to pay for any Securities not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of such Securities for payment or the payment therefore, any of the following conditions exists:

  (a)
  there has been threatened in writing or is pending any action, claim, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator that has a reasonable likelihood of success: (i) challenging the acquisition by Abbott or the Purchaser of any Securities, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Abbott or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole; (ii) seeking to prohibit or limit the ownership or operation by the Company, Abbott or any of their respective subsidiaries of any material portion of the business or assets of the Company, Abbott or any of their respective subsidiaries, or to compel the Company, Abbott or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Abbott or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other Transactions; (iii) seeking to impose limitations on the ability of Abbott or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Securities, including the right to vote any Securities purchased by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Abbott or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company's subsidiaries or (v) which otherwise is reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

  (b)
  any statute, rule, regulation, legislation, interpretation, judgment, order (including, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties) or injunction has been threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other Transactions, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

  (c)
  (i) it has been publicly disclosed or Abbott has otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Common Shares has been acquired by another Person (including any group as defined in the Exchange Act) other than Cerberus, (ii) Cerberus has acquired beneficial ownership of 30% or more of the outstanding Common Shares or (iii) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Abbott or the Purchaser its approval or recommendation of the Offer and the Merger Agreement or the Company Board or any committee thereof has resolved to take any of the foregoing actions;

  (d)
  (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to Company Material Adverse Effect is not true and correct or (ii) any such representation or warranty that is not so qualified is not true and correct, unless such failure to be true and correct has not had a Company Material Adverse Effect and could not reasonably be expected to have a Company Material Adverse Effect, in any such case under clause (i) or (ii), as of the Determination Time as though made at the Determination Time, except to the extent that such representation or warranty expressly relates to a specific date, in which case such representation or warranty need only be so true and correct on and as of such specific date in order to satisfy this condition;

  (e)
  the Company has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

  (f)
  the Merger Agreement has been terminated in accordance with its terms;

which, in the sole judgment of the Purchaser or Abbott, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Abbott or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Purchaser and Abbott and may be asserted by the Purchaser or Abbott regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Abbott in whole or in part at any time and from time to time in their sole discretion, except that the Minimum Tender Condition may not be waived. The failure by Abbott, the Purchaser or any other affiliate of Abbott at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.    Certain Legal Matters; Regulatory Approvals.

        General.    The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Securities as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by the Purchaser or Abbott as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Securities tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Securities thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

        In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Abbott nor the Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

        Neither Abbott nor the Purchaser is aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and, except as set forth above, neither Abbott nor the Purchaser have attempted to comply with any state takeover laws or regulations in connection with the Offer or the Merger. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Securities, and the Purchaser might be unable to accept for payment or pay for Securities tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Securities. See Section 15—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Securities pursuant to the Offer is subject to these requirements.

        Pursuant to the requirements of the HSR Act, Abbott, on behalf of itself and the Purchaser, expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC. As a result, the waiting period applicable to the purchase of Securities pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to that time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

        The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Securities by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Securities pursuant to the Offer or seeking divestiture of the Securities so acquired or divestiture of substantial assets of Abbott or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15—"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

        Other Applicable Foreign Antitrust Laws.    Completion of the transaction also may require certain approvals by foreign regulatory authorities. The parties conduct business in a number of foreign countries. Under the laws of certain foreign nations and multinational authorities, the transaction may not be completed unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. Should any such approval or action be required, the parties currently contemplate that this approval or action would be sought.

        Although the parties believe that they will obtain all material required regulatory approvals in a timely manner, it is not certain that all these approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

17.    Fees and Expenses.

        Goldman, Sachs & Co. ("Goldman Sachs") has acted as financial advisor to Abbott in connection with the proposed acquisition of the Company and is acting as Dealer Manager in connection with the Offer. Goldman Sachs will receive reasonable and customary compensation for its services as financial advisor and as Dealer Manager and will be reimbursed for certain out-of-pocket expenses. Abbott and the Purchaser will indemnify Goldman Sachs and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

        Abbott and the Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and EquiServe Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Securities.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Abbott nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.    Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Securities in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Abbott or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

Senator Acquisition Corporation
December 29, 2003

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF
ABBOTT AND THE PURCHASER

        1.     Directors and Executive Officers of Abbott. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for at least the past five (5) years and the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years for each executive officer of Abbott. The current business address of each person is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 and the current phone number is (847) 937-6100. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Roxanne S. Austin	Mrs. Austin has been a director of Abbott since 2000. She served as President and Chief Operating Officer of DIRECTV, Inc., a digital satellite television service provider, from June 2001 until December 2003. Mrs. Austin also served as Executive Vice President of Hughes Electronics Corporation, a communications company, and was a member of its executive committee until December 2003. DIRECTV is a unit of Hughes. From 1997 to June 2001, Mrs. Austin served as the Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics Corporation. Mrs. Austin serves on the board of directors of Target Corporation.
H. Laurance Fuller
Mr. Fuller has been a director of Abbott since 1988. Mr. Fuller served as Co-Chairman of BP Amoco, p.l.c., an integrated petroleum and chemicals company, from 1998 until he retired in April 2000. He served as Chairman and Chief Executive Officer of Amoco Corporation from 1991 to 1998. Mr. Fuller's business address is Primacy Business Center, 1111 E. Warrenville Road, Suite 257, Naperville, Illinois 60563. Mr. Fuller is a director of Cabot MicroElectronics Corporation, Motorola, Inc. and the Rehabilitation Institute of Chicago, and a trustee of The Orchestral Association and Cornell University.
Richard A. Gonzalez
Mr. Gonzalez has been a director of Abbott since 2001. He has served as Abbott's President and Chief Operating Officer, Medical Products Group since 2001. He served as Executive Vice President, Medical Products from 2000 to 2001, as Senior Vice President, Hospital Products from 1998 to 2000, and as Vice President, Abbott HealthSystems division from 1995 to 1998. Mr. Gonzalez serves on the boards of directors of the John G. Shedd Aquarium and the Lyric Opera of Chicago.

Jack M. Greenberg
Mr. Greenberg has been a director of Abbott since 2000. He served as Chairman of McDonald's Corporation, a developer, operator and franchiser of a worldwide system of restaurants, from May 1999 until December 2002 and as its Chief Executive Officer from August 1998 until December 2002. He served as McDonald's President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to 1998. He is a director of The Allstate Corporation, Hasbro, Inc., Manpower, Inc. and Quintiles Transnational. Mr. Greenberg's business address is 333 W. Wacker Drive, Suite 1015, Chicago, Illinois 60606. He is also a member of the board of trustees of Ronald McDonald House Charities, DePaul University, the Field Museum, and the Chicago Symphony Orchestra.
Jeffrey M. Leiden, M.D., Ph.D.
Dr. Leiden has been a director of Abbott since 1999. Dr. Leiden has served as Abbott's President and Chief Operating Officer, Pharmaceutical Products Group since 2001. He served as Executive Vice President, Pharmaceuticals and as its Chief Scientific Officer from 2000 to 2001. From July 1999 until July 2000, Dr. Leiden was Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School. Prior to July 1999, he was the Frederick H. Rawson Professor of Medicine and Pathology and Chief of the Section of Cardiology at the University of Chicago. Dr. Leiden currently serves on the board of directors of the Ravinia Festival, the Museum of Science and Industry, and the Penn Medicine Board of the University of Pennsylvania. In 2001, he was elected a fellow of the American Academy of Arts and Sciences and a member of the Institute of Medicine of the National Academy of Arts and Sciences.
The Rt. Hon. Lord Owen CH
Lord Owen has been a director of Abbott since 1996. He has served as Executive Chairman of Global Natural Energy p.l.c., an owner and operator of gasoline retailing sites, since 1995. He was a neurologist and Research Fellow on the Medical Unit of St. Thomas' Hospital, London, from 1965 through 1968 and a member of Parliament for Plymouth in the House of Commons from 1966 until he retired in May of 1992. In 1992, he was created a Life Peer and a Member of the House of Lords. In August of 1992, the European Union appointed him Co-Chairman of the International Conference on Former Yugoslavia. He stepped down in June 1995. Lord Owen was Secretary for Foreign and Commonwealth Affairs from 1977 to 1979 and Minister of Health from 1974 to 1976. He also serves as Chairman of Yukos International UK B.V. and Deputy Chairman of Europe Steel p.l.c. Lord Owen's business address is the House of Lords, Westminster, London, SW1A OPW, London, England. Lord Owen is a British subject.

Boone Powell, Jr.
Mr. Powell has been a director of Abbott since 1985. He served as Chairman of Baylor Health Care System from 2000 to 2001, when he retired. He had been associated with Baylor University Medical Center since 1980 when he was named President and Chief Executive Officer. Mr. Powell is a director of Comerica Bank-Texas, U.S. Oncology and United Surgical Partners International and a fellow of the American College of Health Care Executives.
Addison Barry Rand
Mr. Rand has been a director of Abbott since 1992. He has served as Chairman and Chief Executive Officer of Equitant, a provider of financial outsourcing solutions, since February 2003. The address of Equitant is Six Landmark Square, 4th Floor, Stamford, Connecticut, 06901. He served as Chairman and Chief Executive Officer of Avis Group Holdings, Inc., a company providing automotive transportation and vehicle management services, from November 1999 to March 2001. From 1992 through 1998, he served as Executive Vice President of Worldwide Operations, Xerox Corporation, a document processing, products and services company. Mr. Rand serves as a director of Agilent Technologies, Inc., Aspect Communications, Inc. and AT&T Wireless Services, Inc. He is also a member of the board of directors of the Urban Family Institute and a member of the Board of Trustees for Howard University.
W. Ann Reynolds, Ph.D.
Dr. Reynolds has been a director of Abbott since 1980. She has served as Director, Center for Community Outreach and Development at the University of Alabama since 2002. She had served as President of The University of Alabama at Birmingham from 1997 to 2002. The business address of the Center for Community Outreach and Development is 933 9th Street South, Room 503-A, Birmingham, Alabama 35294-2041. She is also a director of Humana Inc., Maytag Corporation, and Owens Corning.
Roy S. Roberts
Mr. Roberts has been a director of Abbott since 1998. Mr. Roberts served as Group Vice President for North American Vehicle Sales, Service and Marketing of General Motors Corporation, a manufacturer of motor vehicles, from October 1998 to April 2000, when he retired. He was Vice President and General Manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group of General Motors from August 1998 to October 1998 and General Manager of the Pontiac-GMC Division from February 1996 to October 1998. Mr. Roberts' business address is Reliant Equity Investors, 401 N. Michigan Avenue, Suite 550, Chicago, Illinois 60611. He serves as a director of Burlington Northern Santa Fe Corporation, as Trustee Emeritus at Western Michigan University, as president and on the National Board of Directors for the Boy Scouts of America; and on the National Board of The College Fund/UNCF.

William D. Smithburg
Mr. Smithburg has been a director of Abbott since 1982. He served as Chairman, President and Chief Executive Officer of The Quaker Oats Company, a worldwide food manufacturer and marketer of beverages and grain-based products, until October 1997, when he retired. Mr. Smithburg became Chairman and Chief Executive Officer of Quaker Oats in 1983 and also served as President from November 1990 to January 1993 and again from November 1995 until he retired. Mr. Smithburg's business address is 676 N. Michigan Avenue, Suite 3860, Chicago, Illinois, 60611. Mr. Smithburg is a director of Smurfit-Stone Container Corporation, Northern Trust Corporation and Corning Incorporated and a member of the board of trustees of Northwestern University.
John R. Walter
Mr. Walter has been a director of Abbott since 1990. He served as President and Chief Operating Officer of AT&T Corporation, a telecommunications company, from October 1996 to July 1997, when he retired. Mr. Walter serves as a director of Deere & Company, Manpower, Inc., SNP Corporation of Singapore, Vasco Data Security International and I-Link Incorporated. He is a trustee of Northwestern University and a director of Evanston Northwestern Healthcare and Steppenwolf Theatre.
Miles D. White
Mr. White has been a director of Abbott since 1998 and has served as Abbott's Chairman of the Board and Chief Executive Officer since 1999. From 1998 to 1999, he served as an Executive Vice President of Abbott. From 1994 to 1998, Mr. White served as Senior Vice President, Diagnostic Operations. He serves on the boards of trustees of The Culver Educational Foundation, The Field Museum in Chicago, the Joffrey Ballet of Chicago, and Northwestern University and on the board of directors of the Federal Reserve Bank of Chicago.
Christopher B. Begley
Mr. Begley has served as Senior Vice President, Hospital Products for Abbott since 2000. From 1999 to 2000, he served as Senior Vice President, Chemical and Agricultural Products. From 1998 to 1999, he served as Vice President, Abbott HealthSystems. In 1998, he served as Vice President, MediSense Operations.
Jose M. de Lasa	Mr. de Lasa served as Senior Vice President, Secretary and General Counsel from December 1994 to September 2003. He has served as Senior Vice President and General Counsel since September 2003.
William G. Dempsey
Mr. Dempsey has served as Senior Vice President, Pharmaceutical Operations for Abbott since 2003. From 1999 to 2003, he served as Senior Vice President, International Operations. From 1998 to 1999, he served as Senior Vice President, Chemical and Agricultural Products. In 1998, he served as Vice President, Hospital Products Business Sector.

Gary E. McCullough
Mr. McCullough was appointed Senior Vice President, Ross Products for Abbott in December 2003. From March 2000 to December 2003, Mr. McCullough served as Senior Vice President, Americas for the Wm. Wrigley Jr. Company. From June 1987 to February 2000, Mr. McCullough served in a variety of marketing and general management positions for The Procter and Gamble Company.
Thomas C. Freyman
Mr. Freyman has served as Senior Vice President, Finance and Chief Financial Officer for Abbott since 2001. From 1999 to 2001, he served as Vice President, Hospital Products Controller. From 1998 to 1999, he served as Vice President and Treasurer.
Guillermo A. Herrera
Mr. Herrera has served as Senior Vice President, International Operations for Abbott since 2003. From 2001 to 2003, he served as Vice President, European Operations. From 1998 to 2001, he served as Vice President, Latin American and Canada Operations. In 1998, he served as Vice President, Latin America Operations. Mr. Herrera is a citizen of Colombia.
Joseph M. Nemmers, Jr
Mr. Nemmers has served as Senior Vice President, Diagnostic Operations for Abbott since 2003. From 2002 to 2003, he served as Vice President, Global Commercial Operations, Diagnostics. From 2001 to 2002, he served as Vice President, Hospital Products Business Sector. In 2001, Mr. Nemmers served as Divisional Vice President, Acquisition Integration Management in Abbott's International Division. From 1999 to 2001, he served as the Vice President and Executive Director of the Clara Abbott Foundation. From 1998 to 1999, he served as the Director, Marketing & Sales Services, Pharmaceutical Products Division. In 1998, he served as Director, Materials Management, Pharmaceutical Products Division.
Greg W. Linder
Mr. Linder has served as Vice President and Controller for Abbott since 2001. From 1999 to 2001, he served as Vice President and Treasurer. From 1998 to 1999, he served as Divisional Vice President and Controller, Hospital Products.
Thomas M. Wascoe	Mr. Wascoe has served as Senior Vice President, Human Resources for Abbott since 1999. From 1992 to 1999, he served as Divisional Vice President, Human Resources, Diagnostic Products.
Lance B. Wyatt
Mr. Wyatt has served as Senior Vice President, Global Pharmaceutical Manufacturing, since 2003. He served as Senior Vice President, Specialty Products for Abbott from 2000 to 2003. From 1998 to 2000, he served as Vice President, Corporate Engineering.

        2.     Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for the past five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the executive officers of the

Purchaser. The current business address of each person is 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 and the current phone number is (847) 937-6100. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas C. Freyman	Mr. Freyman has served as Senior Vice President, Finance and Chief Financial Officer for Abbott since 2001. From 1999 to 2001, he served as Vice President, Hospital Products Controller. From 1998 to 1999, he served as Vice President and Treasurer. Mr. Freyman has served as President and director of Senator Acquisition Corporation since its formation in December 2003.
AJ J. Shoultz
Mr. Shoultz has served as Vice President, Taxes for Abbott since 2003. He served as Corporate Vice President, Taxes for Pharmacia Corporation from March 2000 to August 2003, and Vice President, Taxes for Monsanto Company from 1998 to March 2000. Mr. Shoultz has served as Vice President of Senator Acquisition Corporation since its formation in December 2003.
Honey Lynn Goldberg
Ms. Goldberg has served as Divisional Vice President, Domestic Legal Operations and Assistant Secretary of Abbott since 1998. Ms. Goldberg has served as Secretary of Senator Acquisition Corporation since its formation in December 2003.
Terrence C. Kearney
Mr. Kearney has served as Vice President and Treasurer for Abbott since 2001. From 2002 to 2003, he also served as the Interim Vice President and Controller of Diagnostic Products. From 1998 to 2001, he served as Divisional Vice President and Controller, Abbott International Division. Mr. Kearney has served as Treasurer of Senator Acquisition Corporation since its formation in December 2003.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Securities and any other required documents should be sent or delivered by each securityholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

EquiServe Trust Company, N.A.

By Manually Signed Facsimile Transmission
(for Eligible Institutions only):
(781) 575-2901
 Confirm Facsimile by Telephone:
(781) 575-3910

By Mail: EquiServe Trust Company, N.A. P.O. Box 43014 Providence, RI 02940-3014	By Overnight Courier: EquiServe Trust Company, N.A Attn: Corporate Actions 150 Royall St. Canton, MA 02021	By Hand: Securities Transfer & Reporting Services, Inc. c/o EquiServe Limited Partnership 100 Williams Street Galleria New York, NY 10038

Other Information:

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Securityholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers call collect: (212) 440-9800
All Others Call Toll Free: (866) 257-5448

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
  1. Terms of the Offer.
  2. Acceptance for Payment and Payment for Securities.
  3. Procedures for Accepting the Offer and Tendering Securities.
  4. Withdrawal Rights.
  5. Certain United States Federal Income Tax Consequences.
  6. Price Range of Common Shares; Dividends.
  7. Certain Information Concerning the Company.
  8. Certain Information Concerning Abbott and the Purchaser.
  9. Source and Amount of Funds.
  10. Background of the Offer; Past Contacts or Negotiations with the Company.
  11. The Transaction Documents.
  12. Purpose of the Offer; Plans for the Company.
  13. Certain Effects of the Offer.
  14. Dividends and Distributions.
  15. Certain Conditions of the Offer.
  16. Certain Legal Matters; Regulatory Approvals.
  17. Fees and Expenses.
  18. Miscellaneous.
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF ABBOTT AND THE PURCHASER